EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77I:
  Terms of new or amended securities
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EXHIBIT A:
Dimensional Investment Group Inc.

For the attachment to Question 77I "Terms of new amended securities" please refer to the Prospectus filed on March
23, 2001 and effective on April 1, 2001.